                                 EXHIBIT NO. 19


                      REPORTS FURNISHED TO SECURITY-HOLDERS

                       [DELOITTE & TOUCHE LLP LETTERHEAD]

INDEPENDENT ACCOUNTANTS' REPORT

To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of September 30, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for the three months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of the Company as of June 30, 1996, and in our report dated August 23, 1996, we expressed an unqualified opinion on that balance sheet.

/s/ Deloitte & Touch LLP

October 25, 1996

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
SEPTEMBER 30, 1996 JUNE 30, 1996, AND SEPTEMBER 30, 1995
--------------------------------------------------------------------------------

                                                               SEPT 30,       JUNE 30,       SEPT 30,
ASSETS                                                           1996           1996           1995
                                                              (UNAUDITED)                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                   $   296,341    $   203,441    $   217,608
  Marketable securities (Notes 3,5)                               770,391        770,391      1,386,790
  Accounts receivable, trade - (Net of allowance
    of $51,543, $53,726 and $59,701 at Sept 30, 1996,
    June 30, 1996, and Sept 30, 1995 respectively) (Note 2)       791,096      1,151,471        874,141
  Inventory (Note 2)                                            1,021,935      1,009,960        744,565
  Prepaid expenses                                                 17,594         18,224
                                                              -----------    -----------    -----------
           Total current assets                                 2,897,357      3,153,487      3,223,104
                                                              -----------    -----------    -----------

FIXED ASSETS (Note 2):
  Equipment                                                       587,879        574,551        495,211
  Furniture and fixtures                                          125,372        123,906        112,652
                                                              -----------    -----------    -----------
           Total                                                  713,251        698,457        607,863
  Less accumulated depreciation                                   422,052        394,184        307,023
                                                              -----------    -----------    -----------
           Total fixed assets - net                               291,199        304,273        300,840
                                                              -----------    -----------    -----------

OTHER ASSETS:

  Deposits                                                                                        5,062
  Deferred software development
    costs - net (Note 2)                                          344,037        303,205        235,455
                                                              -----------    -----------    -----------
           Total other assets                                     344,037        303,205        240,517

                                                              -----------    -----------    -----------

TOTAL                                                         $ 3,532,593    $ 3,760,965    $ 3,764,461
                                                              ===========    ===========    ===========


LIABILITIES AND                                                SEPT 30,       JUNE 30,       SEPT 30,
STOCKHOLDERS' EQUITY                                             1996           1996           1995
                                                              (UNAUDITED)                   (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable                                            $   607,916    $   715,258    $   804,780
  Accrued liabilities:
    Accrued salaries                                              152,075         82,228         93,634
    Accrued payroll taxes                                          10,013         13,568          7,792
    Accrued vacation                                               66,563         60,945         57,171
    Accrued lease termination costs (Notes 4, 5)                                                159,571
    Other                                                         133,135         62,555         36,583
  Current portion of notes payable (Note 5)                       100,000        100,000
  Deferred maintenance revenue (Note 2)                           139,243        140,667         75,511
                                                              -----------    -----------    -----------
           Total current liabilities                            1,208,945      1,175,221      1,235,042
                                                              -----------    -----------    -----------

ACCRUED LEASE TERMINATION
  COSTS (Note 4, 5)                                                                              72,429
                                                              -----------    -----------    -----------

NOTES PAYABLE (Note 5)                                             15,000         30,000
                                                              -----------    -----------    -----------

STOCKHOLDERS' EQUITY (Notes 1, 6, 7):
  Common stock                                                  8,982,580      8,982,580      8,965,690
  Contributed capital                                             675,757        675,757        675,757
  Treasury stock                                                   (2,290)        (2,290)        (2,290)
  Accumulated deficit                                          (7,347,399)    (7,100,303)    (7,182,167)
                                                              -----------    -----------    -----------
           Total stockholders' equity                           2,308,648      2,555,744      2,456,990
                                                              -----------    -----------    -----------


TOTAL                                                         $ 3,532,593    $ 3,760,965    $ 3,764,461
                                                              ===========    ===========    ===========

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

                                                        1996           1995
NET SALES (Note 2)                                 $ 1,521,197    $ 1,547,022

COST OF PRODUCTS SOLD                                  225,567        515,712

AMORTIZATION OF DEFERRED SOFTWARE DEVELOPMENT
  COSTS (Note 2)                                        11,164         34,070

LICENSING FEES                                         258,830        125,031
                                                   -----------    -----------

GROSS PROFIT                                         1,025,636        872,209

RESEARCH AND DEVELOPMENT                                90,421         84,014

SELLING, GENERAL AND ADMINISTRATIVE (Notes 2, 4)     1,190,296      1,027,903

LEASE TERMINATION COSTS (Note 4, 5)                          0         25,625
                                                   -----------    -----------

LOSS FROM OPERATIONS                                  (255,081)      (265,333)

OTHER INCOME - Interest income                           7,985         23,922
                                                   -----------    -----------


NET LOSS                                           $  (247,096)   $  (241,411)
                                                   ===========    ===========


NET LOSS PER SHARE (Note 6)                        $     (0.02)   $     (0.02)
                                                   ===========    ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


                                  COMMON                                                      TOTAL
                                  STOCK        CONTRIBUTED     TREASURY     ACCUMULATED    STOCKHOLDERS'
                                NO PAR VALUE     CAPITAL        STOCK         DEFICIT        EQUITY
BALANCE AT JUNE 30, 1995        $8,965,690      $675,757       $(2,290)     $(6,940,756)   $ 2,698,401

NET LOSS                                                                       (241,411)      (241,411)
                                ----------      --------       -------      -----------    -----------

BALANCE AT SEPTEMBER 30, 1995   $8,965,690      $675,757       $(2,290)     $(7,182,167)   $ 2,456,990
                                ==========      ========       =======      ===========    ===========



BALANCE AT JUNE 30, 1996        $8,982,580      $675,757       $(2,290)     $(7,100,303)   $ 2,555,744

NET LOSS                                                                       (247,096)      (247,096)
                                ----------      --------       -------      -----------    -----------


BALANCE AT SEPTEMBER 30, 1996   $8,982,580      $675,757       $(2,290)     $(7,347,399)   $ 2,308,648
                                ==========      ========       =======      ===========    ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

                                                                    1996         1995
CASH FLOWS FOR OPERATING ACTIVITIES:
  Net loss                                                       $(247,096)   $(241,411)
                                                                 ---------    ---------
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Depreciation                                                    27,868       21,178
    Amortization of software development costs                      11,164       34,070
    Provision for doubtful accounts                                 (2,183)       2,628
    Loss on disposal of fixed assets                                                613
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                   362,558       (4,406)
      Increase in inventory                                        (11,975)    (245,069)
      Decrease in prepaid expenses                                     630
      Increase (decrease) in accounts payable                     (107,342)     204,830
      Increase in accrued expenses                                 142,490       58,471
      Decrease in accrued lease termination costs (Note 4, 5)                   (17,000)
      Decrease in deferred maintenance revenue                      (1,424)     (12,497)
                                                                 ---------    ---------
           Total adjustments                                       421,786       42,818
                                                                 ---------    ---------
           Net cash provided by (used in) operating activities     174,690     (198,593)
                                                                 ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from marketable securities                                           358,873
  Purchase of fixed assets                                         (14,794)     (24,217)
  Expenditures for software development costs                      (51,996)     (37,168)
                                                                 ---------    ---------
           Net cash provided by (used in) investing activities     (66,790)     297,488
                                                                 ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment on notes payable                                         (15,000)
                                                                 ---------    ---------
           Net cash used in financing activities                   (15,000)
                                                                 ---------    ---------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                       92,900       98,895

CASH AND CASH EQUIVALENTS:
  Beginning of period                                              203,441      118,713
                                                                 ---------    ---------
  End of period                                                  $ 296,341    $ 217,608
                                                                 =========    =========


See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 1996 (AUDITED) AND AS OF SEPTEMBER 30, 1996 AND 1995 AND FOR THE TWO THREE MONTH PERIODS THEN ENDED
--------------------------------------------------------------------------------


1.    INITIAL PUBLIC OFFERING

      In January 1994, Cintech Tele-Management Systems, Inc. (the "Company") completed its initial public offering of 2,181,820 shares of common stock (the "Offering"). The Company's shares are traded on the Toronto Stock Exchange (TSE) under the symbol "CTM".

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. This is accomplished through StarDome, the Company's marketing and distribution organization that offers Business and Personal Computer Telephony Applications to this market. StarDome applications may be developed by the Company or by selected development companies. These products are offered through the Company's extensive distribution network with all the major telephone companies in North America.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FINANCIAL STATEMENT PRESENTATION - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 9.

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Depreciation is computed using the following useful lives:

          Equipment                                            5 years
          Furniture and Fixtures                               7 years

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:


                                               SEPTEMBER 30,    JUNE 30,   SEPTEMBER 30,
                                                   1996           1996         1995

          Literature and other documentation   $    53,802    $    70,935      61,357
          Computer hardware                      1,006,773        973,166     683,208
          Allowance for obsolete inventory         (38,640)       (34,141)
                                               -----------    -----------    --------

          Total inventory                      $ 1,021,935    $ 1,009,960    $744,565
                                               ===========    ===========    ========


      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry.

      The Company had sales to major distributors, as follows:

                                                                   SALES FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                                            1996                     1995
                                                                   ----------------------    --------------------
                                                                        AMOUNT      %          AMOUNT       %
          Distributor A                                              $706,819      46%
          Distributor B                                                                       $162,089     10%
          Distributor C                                                                        163,004     11%
          Distributor D                                                                        147,407     10%
                                                                     --------      --         --------     --

          Total                                                      $706,819      46%        $472,500     31%
                                                                     ========      ==         ========     ==



      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                            DISTRIBUTORS  PERCENT OF
                                                                            GROSS
                                                                           ACCOUNTS
                                                                          RECEIVABLE
          September 30, 1996                                    1              61%
          June 30, 1996                                         2              58%
          September 30, 1995                                    1              13%

      INTERNATIONAL SALES - The Company had international sales as follows:

                                                                   SALES FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                                            1996                     1995
                                                                   ----------------------    --------------------
                                                                        AMOUNT      %          AMOUNT       %
          Canada                                                     $55,654        4%        $158,950     10%
          Other                                                       23,385        2%           1,440      0%
                                                                     --------      --         --------     --
          Total                                                      $79,039        6%        $160,390     10%
                                                                     ========      ==         ========     ==


      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. As the Company's products are in their early product life cycle, the capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $51,996 and $37,168 and related amortization was $11,164 and $34,070 for the three months ended September 30, 1996 and 1995, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values. The Company's notes payable also approximate fair value based on the borrowing rates currently available to the Company for notes with similar terms and average maturities.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain 1995 amounts have been reclassified in order to conform to 1996 presentation.

3.    MARKETABLE SECURITIES

      The Company maintains various investments in treasury bills which are classified as held to maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                                                                  NET
                                                                                AMORTIZED                      UNREALIZED
          DESCRIPTION                                                             COST            MARKET          GAIN

          September 30, 1996 - United States Treasury Bills                    $  770,391       $  789,848      $19,457
                                                                               ==========       ==========      =======

          June 30, 1996 - United States Treasury Bills                         $  770,391       $  778,146      $ 7,755
                                                                               ==========       ==========      =======

          September 30, 1995 - United States Treasury Bills                    $1,386,790       $1,405,771      $18,981
                                                                               ==========       ==========      =======

4.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in March 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

          Year Ending September 30:
            1997                                        $ 168,938
            1998                                          192,188
            1999                                          205,000
            2000                                          213,750
            2001                                          220,000
            2002                                          128,331



      Rent expense for the leased office space was $73,276 and $57,098 in the three month periods ended September 30, 1996 and 1995, respectively.

      During 1996 and 1995, the Company remained obligated for the lease on its former office facility in Cincinnati, Ohio leased from a partnership in which two of the Company's stockholders, one of whom is also a director, are partners. As a result of the duplicate office facility the Company accrued as lease termination cost the remaining lease payments on the Cincinnati facility, less projected sublease income and expenses. In May 1996, this obligation was removed through a buyout of the lease as discussed in Note 5.

5.    NOTES PAYABLE

      Notes Payable consisted of the following at September 30, 1996 and June 30, 1996 respectively:

                                                SEPTEMBER 30   JUNE 30
                                                    1996        1996

          Term Note Payable - Bank                $ 75,000    $ 90,000
          Term Note Payable - Third Party           40,000      40,000
                                                  --------    --------
          Total                                   $115,000    $130,000
                                                  ========    ========


      The Term Note Payable - Bank bears interest at the prime lending rate (8.25% at September 30, 1996). The remaining term is 15 months. The note is secured by various securities on deposit with the bank.

      The Term Note Payable - Third Party bears interest at 6%. The term of the note is for 12 months with principal and interest due in full on May 13, 1997. The note is with a partnership in which two of the company's stockholders, one of whom is also a director, are partners.

      The notes are a result of the buyout of the lease on the Company's former office facility in Cincinnati, Ohio. As a result of the lease buyout, the Company has eliminated the liability for accrued lease termination costs.

6.    CAPITAL STOCK AND LOSS PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                         COMMON                       IN
                                          AUTHORIZED     ISSUED     OUTSTANDING    TREASURY
          Balance at September 30, 1996   15,000,000   12,281,371    12,279,371      2,000
                                          ==========   ==========   ===========      =====

          Balance at June 30, 1996        15,000,000   12,281,371    12,279,371      2,000
                                          ==========   ==========   ===========      =====

          Balance at September 30, 1995   15,000,000   12,266,422    12,264,422      2,000
                                          ==========   ==========   ===========      =====

      Loss per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed as the effect is antidilutive. The weighted average number of common shares outstanding was 12,279,371, 12,269,699 and 12,264,422 at September 30, 1996, June 30, 1996, and September 30, 1995, respectively.

7.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In February 1994 the Company granted 141,500 stock options to its employees to purchase common stock at prices which reflect a discount from the market value at the date of grant. The related compensation expense is recognized over the period earned. Options granted become exercisable over a two-year period and expire at the end of ten years from the date of grant. In November 1994, the Company adjusted the exercise price on the options to $.88. In March 1995, the Company granted an additional 118,000 stock options to its employees. These options were granted at prices equal to the market value at the date of grant and become exercisable over a four-year period and expire at the end of ten years from the date of grant. In January, March, June and August of 1996, the Company granted additional stock options to its employees of 35,000, 10,000, 174,015 and 50,000, respectively. These options were all granted at prices equal to market value at the date of the grant and become exercisable over a four year period and expire at the end of ten years from the date of grant. The status of stock options granted at September 30, 1996, June 30, 1996 and September 30, 1995 is as follows:

                                          SEPTEMBER 30,    JUNE 30,     SEPTEMBER 30,
                                              1996           1996           1995
          Forfeited                          95,213         95,213         47,915
          Exercised                          20,885         20,885          5,936
          Currently exercisable              90,447         90,447         47,042
          Exercisable in fiscal year 1996                                  75,786
          Exercisable in fiscal year 1997    72,405         72,405         27,607
          Exercisable in fiscal year 1998    84,906         72,405         27,607
          Exercisable in fiscal year 1999    84,905         72,405         27,607
          Exercisable in fiscal year 2000    67,254         54,755
          Exercisable in fiscal year 2001    12,500
                                            -------        -------        -------

          Total options granted             528,515        478,515        259,500
                                            =======        =======        =======

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company beginning July 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees.

8.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:

                                                  SEPTEMBER 30,    JUNE 30,     SEPTEMBER 30,
                                                      1996           1996           1995
          Current deferred tax asset:
            Deferred revenue                      $    47,343    $    47,827    $    25,674
            Accrued compensation                        8,086          9,411          9,074
            Reserves not currently deductible          17,525         18,267         20,298
            Accrued lease termination costs                                          54,254
            Accrued rent                               17,014         14,328          6,268
                                                  -----------    -----------    -----------
                     Total                             89,968         89,833        115,568
            Less valuation allowance                  (89,968)       (89,833)      (115,568)
                                                  -----------    -----------    -----------

          Net                                     $              $              $
                                                  ===========    ===========    ===========

          Non-current deferred tax asset:
            Accrued lease termination costs                                     $    24,626
            Net operating loss carryforward       $ 2,283,791    $ 2,173,836      2,136,056
            Research and development credits          140,075        134,525        117,875
                                                  -----------    -----------    -----------
                     Total                          2,423,866      2,308,361      2,278,557
          Non-current deferred tax liability:
            Deferred software development costs      (116,973)      (103,007)       (80,055)
                                                  -----------    -----------    -----------
            Net non-current deferred tax asset      2,306,893      2,205,354      2,198,502
            Less valuation allowance               (2,306,893)    (2,205,354)    (2,198,502)
                                                  -----------    -----------    -----------

          Net                                     $              $              $
                                                  ===========    ===========    ===========

      The provision for income taxes for the three months ended September 30, 1996 and 1995 consists of the following:

                                                       1996       1995
          Current provision                          $          $
          Deferred credit                             101,674     85,061
                                                     --------    -------
                     Total                            101,674     85,061
          Less increase in the valuation allowance   (101,674)   (85,061)
                                                     --------    -------

          Income tax expense                         $          $
                                                     ========    =======



      At September 30, 1996, the Company has net operating loss carryforwards of $6,717,031 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at September 30, 1996, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of $140,075 which will begin to expire in 2003.

9. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the three months ended September 30, 1996 and 1995, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and five years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. The difference does not have a material effect on income nor on the earnings per share calculation.

                                   * * * * * *